UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________

FORM 8-K
_______________________________

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                  March 20, 2008
Date of report

COASTAL CAPITAL ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Georgia	000-29449	88-0428896
(State or other jurisdiction	Commission File Number	(I.R.S. Employer
of incorporation or organization)		Identification No.)

300 Bull Street, Second Floor, Suite A Savannah, Georgia31401

(Address of principal executive offices) (Zip Code)

(912) 944-2640
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02  Appointment of Director and Principal Officer.

On March 20, 2008, the Board of Directors unanimously approved and appointed Mr Timothy E. Taylor to the Board of Directors of CCAJ and  unanimously approved and appointed  Mr. Jeff Radcliffe as its Chief Operating Officer.

Mr. Taylor is the co-founder and VP of Engineering of Endius, Inc. a Boston, MA based surgical device company.  The world’s largest orthopedic company Zimmer acquired Endius in March, 2007 in a cash transaction estimated by Wachovia at $75m-$125m.    Endius is one of the fastest growing spinal device and implant companies in the U.S. and has raised more venture capital money in 2003 and 2004 than any other medical device company.  Investors include Morgan Stanley Ventures, The Carlyle Group, Polaris Ventures, New England Venture Capital, Hickory Venture Capital and Hillman Medical.  After hiring a seasoned CEO, Tim resigned from Endius in 2000 to move back south and become a venture capitalist.

IUniverse published Tim’s entrepreneurial, non-fiction book Launch Fever in 2003.  He has an engineering degree from Mississippi State University and a Masters Degree in Business from Florida Institute of Technology and 24 issued patents related to medical devices and material coatings.

Mr. Radcliffe has been a founder of several high-tech start-ups.  Most recently Jeff was COO of Reflective, a software security startup.  Prior to that, he was COO/CTOof logistics software provider 180 Commerce.  He also served as CIO and General Manager of the Atlantaoffice for strategic Internet services firm iXL. During his three-year tenure at iXL, Jeff’s operational expertise helped grow the company from 50 to 2,800 people generating over $200 million in revenue including a successful IPO and secondary offering.  Jeff was also founder and CEO of Ratiofor ten years, a new productdesign and development companyfocused on medical products.  Ratio’s innovative prototypes formed the basis for several highly technical products used in medical research, electronics and engineering testing.

Mr. Radcliffewill assume the responsibilities of overseeing the forensic accounting and audits as well as assisting the Board on building out the management team and evaluating business alternatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2008

Coastal Capital Acquisition Corp. By: /s/ D. Paul Graham Name: D. Paul Graham Title: President, CEO